Pollard-Kelley Auditing Services, Inc.……………………………………………………………
Auditing Services                                 4500 Rockside Road,, Suite 450, Independence, OH 44131, 330-836-2558

RESIGNATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Please accept this as notice of our resignation as the Independent Accountants for Alternet Systems, Inc. and Subsidiaries.

To the best of our knowledge, information, and belief, there are no disagreements which would require disclosure pursuant to regulation SK: Item 304.

We have appreciated the opportunity to be of service to you and wish you the best in the future.

Very truly yours,
POLLARD-KELLEY AUDITING SERVICES, INC.

/s/ Pollard-Kelley Auditing Services, Inc.

Independence, Ohio
October 23, 2009